Exhibit 4.4

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
ERF WIRELESS, INC.

ERF Wireless, Inc, hereinafter called the "Corporation," a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

THAT, the following resolutions were duly adopted by the Board of Directors of the Corporation;

WHEREAS, the Articles of Incorporation of the Corporation provide for a class of its authorized stock known as preferred stock, comprised of 25,000,000 shares, $.001 par value per share (the “Preferred Stock”),issuable from time to time in one or more classes or series;

WHEREAS, the Board of Directors of the Corporation, by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of Preferred Stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be standard expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such classes or series;

WHEREAS, pursuant to a Certificate of Designation, as amended and restated, filed with the Nevada Secretary of State, the Board of Directors previously fixed the rights, powers, qualifications and other matters relating to a series of Preferred Stock consisting of 5,000,000 shares of Series A Convertible Preferred Stock, $.001 par value (the “Series A Preferred Stock”);

WHEREAS, the Board of Directors of the Corporation, pursuant to its authority as aforesaid as set forth in this Amended and Restated Certificate of Designation, desire to amend and restate the rights, powers, qualifications and other matters relating to the Series A Preferred Stock and to increase the amount of authorized shares of Series A Preferred Stock to 10,000,000 shares;

RESOLVED, that the Series A Preferred Stock is hereby authorized and created; said series to consist of up to 10,000,000 shares; and

FURTHER RESOLVED, that the voting powers, preferences and related, participating, optional and other special rights, and the qualifications, limitations, or restrictions of such Series A Preferred Stock shall be as follows:

SECTION1. DIVIDENDS

a. RATABLE DIVIDENDS. The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as are paid with respect to the outstanding shares of the Corporation’s common stock ("Common Stock") (treating each share of Series A Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock could be converted pursuant to the provisions of Section 2 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

b. PARTICIPATING DIVIDENDS. No dividends shall be declared and set aside for or paid upon any shares of Common Stock unless the Board of Directors of the Corporation shall contemporaneously declare and pay a dividend upon the then outstanding shares of Series A Preferred in the same amount per share of Series A Preferred as would be declared payable on the maximum number of shares of Common Stock into which each share of Series A Preferred could then be converted pursuant to the provisions of Section 2 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

SECTION 2. CONVERSION

a. OPTIONAL CONVERSION. Each holder of shares of Series A Preferred Stock may, at his option, convert any or all such shares (subject to any contractual limitations), plus all dividends accrued and unpaid on such Series A Preferred Stock up to the Conversion Date (as defined below), on the terms and conditions set forth herein, into fully paid and non-assessable shares of the Corporation’s Common Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by multiplying the number of shares of Series A Preferred Stock to be converted by 18.676347 (the "Conversion Rate").

b. To exercise his conversion privilege, the holder of any shares of Series A Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation, or the offices of the transfer agent for the Series A Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to convert such shares. Conversion shall be deemed to have been effected on the 65th day following the date when such delivery is made(unless the Corporation waives, in its sole discretion, the written notice requirement and allows the immediate exercise of the right to convert), and such date is referred to herein as the "Conversion Date." Within five(5)days after the Conversion Date the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder’s designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph 2.c. The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Series A Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open, but the Conversion Rate shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within seventy (70) days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder’s designee, at the address designated by such holder, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered. As an alternative, and at the option of the Corporation, all Series A transactions may be conducted in “ledger form” at the offices of the Corporation rather than the issuance of physical Series A certificates.  If such an option is elected by the Corporation all timelines relative to a conversion remain the same as if an actual stock certificate had been issued.

c. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective date of the conversion. The "Current Market Price" of publicly traded shares of Common Stock or any other class of Common Stock or other security of the Corporation or any other issuer for any day shall be deemed to be the average of the daily "Closing Prices" for the 10 consecutive trading days preceding the Conversion Date. The "Current Market Price" of the Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which is not publicly traded shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or properties selected in good faith by the Board of Directors of the Corporation or a committee thereof or, if no such investment banking or appraisal firm is, in the good faith judgment of the Board of Directors of the Corporation or such committee, available to make such determination, as determined in good faith judgment of the Board of Directors of the Corporation or such committee. The "Closing Price" shall mean the last reported sales price on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on Nasdaq, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on Nasdaq, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

d. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto, other than any taxes payable with respect to income by the holders thereof.

e. The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Nevada, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding.

f. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, including registration under the Securities Act of 1933, and appropriate state securities laws, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible meet such registration, listing or approval, as the case may be.

g. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

h. The Conversion Rate in effect shall be subject to adjustment from time to time as the follows:

(1) STOCK SPLITS, DIVIDENDS AND COMBINATIONS. In the event that the number of outstanding shares of Common Stock of the Corporation is increased by a stock dividend or distribution payable in shares of Common Stock of the Corporation, the Conversion Rate in effect immediately prior to such stock dividend or distribution will be proportionally increased, so that the number of shares of Common Stock issuable on conversion of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares, effective at the close of business on the date of such stock dividend or distribution, as the case may be. In the event the number of shares of Common Stock outstanding of the Corporation is decreased by a subdivision, combination or consolidation of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Rate in effect immediately prior to such subdivision, combination or consolidation will be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares, effective at the close of business on the date of such subdivision, combination or consolidation, as the case may be. However, the Conversion Rate may not be adjusted pursuant to this Section 2(h)(1) to an amount below which the conversion of one share of Series A Preferred Stock would equal less than one share of Common Stock (the “Minimum Conversion Rate”). The amount of Series A Preferred Stock authorized or issued is not subject to any adjustment in the event that the Corporation shall at any time subdivide, combine or consolidate the outstanding shares of Common Stock (i.e. a stock split),or pay or make a dividend or distribution on any class of capital stock of the Corporation in Corporation Common Stock.

(2) NON-CASH DIVIDENDS, STOCK PURCHASE RIGHTS, CAPITAL REORGANIZATION AND DISSOLUTIONS. In the event:

(a) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

(b) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or other securities, or to receive any other rights; or

(c) of any (1) capital reorganization of the Corporation, re-classification of the capital stock of the Corporation (other than a subdivision, combination or consolidation of its outstanding shares of Common Stock as set forth in section h(1) above),consolidation or merger of the Corporation with or into another corporation, unless the shareholders of the Corporation immediately prior to such transaction own 50% of the entity resulting from the transaction, or (2) conveyance of all or substantially all of the assets of the Corporation to another corporation (collectively (c)(1) and (c)(2) are referred to as a "Reorganization"); or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in any such case, provision shall be made so that the holders of the Series A Preferred Stock shall be entitled, upon conversion, to receive the number and kind of securities of other property of the Corporation, or successor corporation, to which he would have been entitled to receive had he converted immediately prior to such event. Furthermore, the Corporation shall cause to be mailed to the holders of record of the outstanding Series A Preferred Stock, at least 10 days prior to the date hereinafter specified, a notice stating the date on which (1) a record is to be taken for the purpose of such dividend, distribution or rights, or (2) such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Corporation securities of record shall be entitled to exchange their shares of Corporation securities for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up.

i. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding, or (c) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Series A Preferred stock set forth herein).

j. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to paragraph 2(h), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Series A Preferred Stock a certificate signed by the president and chief financial officer (or, in the absence of a person designated as the chief financial officer, by the officer serving in an equivalent or similar financial capacity) of the Corporation setting forth (i) such adjustment or readjustment, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares.

k. In case any shares of Series A Preferred Stock shall be converted pursuant to paragraph 2(g) hereof, the shares so converted may be reissued by the Company as shares of Series A Preferred Stock.

SECTION 3. VOTING RIGHTS.

a. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(1) Each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. The voting rights of the Series A Preferred Stock shall not be subject to any adjustment in the event that the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock of the Corporation, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Corporation Common Stock) into a greater or lesser number of shares of Common Stock (i.e. a stock split).

(2) Except as otherwise provided herein, in any other statement of designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(3) Except as set forth in this Designation, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

b. Without limiting the foregoing, the holders of the Series A Preferred Stock, voting separately as a class, shall be entitled to elect one director at any meeting of the stockholders of the Corporation at which directors are to be elected, or held, as the case may be, at any time during the period any such shares of Series A Preferred Stock remains outstanding. The right of the holders of the Series A Preferred Stock to elect such additional director shall cease when all issued and outstanding shares of Preferred Series A Preferred Stock has been converted or are no longer outstanding. At any time after such voting power shall have so vested in the holders of the Series A Preferred Stock, upon the written request of the holders of record of ten percent or more of the shares of the Series A Preferred Stock then outstanding, addressed to the Secretary of the Corporation at the principal office of the Corporation, the Secretary shall call a special meeting of the holders of the Series A Preferred Stock for the election of the director to be elected by them as hereinafter provided, such meeting to be held within 30 days after delivery of such request at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than ninety days before the date fixed for the next ensuing annual meeting of the stockholders. If at any such annual or special meeting or any adjournment thereof the holders of a least a majority of the shares of the Series A Preferred Stock then outstanding shall be present or represented by proxy, then by vote of the holders of at least a majority of the shares of the Series A Preferred Stock present or so represented at such meeting, the then authorized number of directors of the Corporation shall be increased by one, and the holders of the Series A Preferred Stock shall be entitled to elect the additional director authorized. The director so elected shall serve until the next annual meeting of stockholders or until his respective successor shall be elected and qualified; provided, however, that whenever all of the Series A Preferred Stock shall have been converted or are no longer outstanding, the term of office of the person elected as a director by the holders of the Series A Preferred Stock as a class shall forthwith terminate, and the authorized number of directors shall be reduced accordingly.

 c. If, at any time during the period in which the holders of the Series A Preferred Stock shall be entitled to elect one director who has been elected by the holders of the Series A Preferred Stock shall cease to be a director, by reason of resignation, death or removal, the Secretary of the Corporation shall call a special meeting of the holders of the Series A Preferred Stock and such vacancy shall be filled by a vote of the holders of the Series A Preferred Stock at such special meeting.

 d. The holders of the Series A Preferred Stock voting as a class will have the right to remove without cause at any time and replace any director such holders have elected pursuant to this Section 3.

SECTION 4. LIQUIDATION PREFERENCE.

a. A "Liquidation" shall mean (i) a dissolution or winding up, voluntary or involuntary, of the Corporation or (ii) a Reorganization as defined in paragraph 2(h)(2)(c).

b. In the event of any Liquidation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of any other class of capital stock of the Corporation, an amount equal to the purchase price per share, plus accumulated and unpaid dividends thereon to the date fixed for distribution (the "Base Liquidation Preference"). Any amount distributed to the holders of Series A Preferred Stock prior to Liquidation in respect of a Dividend Preference shall be deducted from the Base Liquidation Preference. If upon any Liquidation, the amounts payable with respect to the Series A Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After the payment of the Base Liquidation Preference shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payments, the remaining assets of the Corporation legally available for distribution to its shareholders shall be distributed among the holders of Common Stock and Series A Preferred Stock, collectively as one class. Such distribution shall be made pro rata to the holders of (i) Common Stock and (ii) Series A Preferred Stock on a multiple of an as-converted basis, equal to (A) the number of shares of Common Stock into which the Series A Preferred Stock are then converted multiplied by (B) two.

c. In the event of any Liquidation, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Series A Preferred Stock of the appraiser’s valuation.

SECTION 5. LIMITATIONS.

a. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent of the holders of at least 55% of the outstanding shares of Series A Preferred Stock, voting separately as a class:

(1) create, authorize or issue shares of any class or series of stock, or any security convertible into such class or series ranking prior to or on parity with the Series A Preferred Stock either as to payment of dividends or as distributions in the event of a liquidation, dissolution or winding up of the Corporation;

(2) amend, alter or repeal any provision of the Articles of Incorporation; or

(3) effect a Liquidation;

b. The provisions of this paragraph 5 shall not in any way limit the right and power of the Corporation to:

(1) Increase the total number of authorized shares of Common Stock; or

(2) Issue bonds, notes, mortgages, debentures, Series A Preferred Stock ranking junior to the terms of the Series A Preferred Stock and other obligations, and to incur indebtedness to banks and to other lenders.

SECTION 6. NOTICE.

All notices required to be delivered hereunder to the holders of the Series A Preferred Stock shall be sent by facsimile transmission, prepaid overnight courier or first class or registered or certified mail, return receipt requested, with postage prepaid thereon, to the holder at holder’s last address shown on the records of the Corporation for the Series A Preferred Stock.

SECTION 7. REDEMPTION.

There are no redemption rights.

SECTION 8. CERTIFICATES.

The Series A Preferred Stock may be issued in either certificated or un-certificated form.

 IN WITNESS WHEREOF, ERF Wireless, Inc., has caused its corporate seal to be hereunto affixed and this certificate to be signed by H. Dean Cubley, its Chief Executive Officer, on this 30th day of November, 2010.

ERF WIRELESS, INC. BY: /s/ Dr. H. Dean Cubley Dr. H. Dean Cubley, CEO